Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) on Form S-8 of Heidrick & Struggles International, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Heidrick & Struggles International, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Heidrick & Struggles International, Inc.

Our report on the consolidated financial statements refers to the Company’s change in method of accounting for pension and postretirement benefits effective December 31, 2006 and the change in method of accounting for share-based compensation effective January 1, 2006.

Chicago, Illinois

March 15, 2007